UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 10, 2005
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-2609	94-323914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Issuance of Energy Recovery Bonds

In connection with the California Public Utilities Commission’s approval of the December 19, 2003 settlement agreement to resolve Pacific Gas and Electric Company’s (Utility) Chapter 11 proceeding, PG&E Corporation and the Utility agreed to seek to refinance the remaining unamortized balance of the $2.2 billion after-tax regulatory asset established under the settlement agreement and related federal income and state franchise taxes.  On February 10, 2005, PG&E Energy Recovery Funding LLC, or PERF, a limited liability company which is wholly owned and consolidated by the Utility, issued approximately $1.9 billion of energy recovery bonds, or ERBs.  PERF is legally separate from the Utility.  The Utility is a subsidiary of PG&E Corporation.  Repayment of principal and interest on the ERBs is secured by a dedicated rate component, or DRC, to be collected from the Utility’s electricity customers as a nonbypassable charge.  The Utility, as servicer, will collect and remit DRC charges to PERF to enable PERF to pay the principal and interest on the ERBs.  The proceeds of the ERBs were paid by PERF to the Utility and will be used by the Utility to refinance the remaining unamortized balance of the regulatory asset through the redemption and repurchase of debt and higher cost equity.  It is anticipated that the second series of ERBs, in an aggregate amount of up to $1.1 billion, would be issued by PERF in November 2005.   The amount of the second series depends on the timing and amount of refunds the Utility receives from energy suppliers through the related proceedings pending at the Federal Energy Regulatory Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President and Corporate Secretary
PACIFIC GAS AND ELECTRIC COMPANY

By:	LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President and Corporate Secretary

Dated:  February 10, 2005